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                                                                    Exhibit 10.5


                          [ALAN BOECKMANN'S LETTERHEAD]



September 12, 2000


Mark A. Stevens
President
Energy & Chemicals
Fluor Daniel

Dear Mark,

It is my pleasure to inform you that at the September 6, 2000 Organization and Compensation Committee meeting of the Fluor Board of Directors, Phil Carroll recommended and they approved your participation in a special
Incentive/Retention Program. The amount of the award is $1,000,000. The award has been structured as follows:

AWARD AMOUNT:                       $1,000,000

INCENTIVE/RETENTION PERIOD:         September 6, 2000 through December 31, 2004

INCENTIVE/RETENTION AGREEMENT:      The Award Amount is divided between the
                                    following two components:

INCENTIVE AWARD

The Organization and Compensation Committee has made a $500,000 grant of 10,000 shares of restricted stock and 6,700 tandem-restricted units. The earning of these shares and units will be based on exceeding pre-established annual performance objectives to be determined annually by the President and CEO Fluor Daniel. The award will be earned in equal 25% increments if the established objectives for each of the next four fiscal years (ending December 31, 2001, 2002, 2003 and 2004 respectively) are achieved. Your performance objective for fiscal year 2001 performance will be established by me within the next 90 days. These objectives will be communicated to you in a separate memorandum. If the annual objective is not achieved, 100% of each annual portion of the award is forfeited. The earned restricted stock and units will then vest on January 1, 2005. The entire Incentive Award, earned and unearned portion, will be forfeited in the event that prior to December 31, 2004 you voluntarily terminate your employment with the Company, or your employment with the Company is terminated for cause. The specific terms and conditions of this award will be set forth in the agreement to be forwarded to you shortly.
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Mark A. Stevens
September 12, 2000
Page 2


ACCRUAL TO EXECUTIVE DEFERRAL COMPENSATION PROGRAM ("EDCP")

You may earn $500,000, said amount to be adjusted as provided below, if you remain continuously employed by the Company until on or after December 31, 2004 (the "EDCP Accrual"). During the period from September 6, 2000 to the date upon which the EDCP Accrual vests (if at all), you will also be entitled to invest the EDCP Accrual by selecting one or more of the crediting options contained in the Fluor Executive Deferred Compensation Program. Thereafter, the amount of your EDCP Accrual, if vested, shall be adjusted based upon the investment return that you would have otherwise received had the EDCP Accrual been actually earned as of January 1, 2005 and credited in your Fluor Executive Deferred Compensation Program account based upon your chosen crediting option through the date of vesting. If no crediting option is indicated, the EDCP Accrual will be automatically credited as if you chose the Money Market crediting option under the Fluor Executive Deferred Compensation Program.

The EDCP Accrual, as adjusted, will vest and be credited to your existing Company Fluor Executive Deferred Compensation Program account (a) if you remain continuously employed by the Company until December 31, 2004 or (b) if your employment terminates prior to that date due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis or (iv) a Company initiated termination following a Change of Control. If in the event your employment terminates prior to any such vesting date for any other reason (including, without limitation, your voluntary termination or a termination for cause), then the EDCP Accrual, as adjusted, will be forfeited.

For purposes hereof, the term "Change of Control" shall be deemed to have occurred if, (a) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a "transaction"), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

Mark A. Stevens
September 12, 2000
Page 3

Also, would you please indicate below how you want the "EDCP accrual" portion of you award invested in the space provided below. Crediting options are the same as currently used for other Executive Deferred Compensation Program accounts. (Allocations must be in whole percentages and must total 100%.)

                    Money Market                       _____%
                    Interest Income Plus               _____%
                    Global Diversified                 _____%
                    Global Diversified Plus            _____%
                                               Total    100 %

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to me for your employee records. You should also retain a copy for your file.

If you should have any questions, please give me a call at (949) 349-4148.

Sincerely,

/s/ Alan Boeckmann

Alan Boeckmann

AGREED BY:

/s/ Mark A. Stevens

-------------------------------------------------------------
MARK A. STEVENS                           DATE

cc:   Mark Krouse
      Lew Smith